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                                   EXHIBIT 11
                      FIRST TENNESSEE NATIONAL CORPORATION
                           PRIMARY EARNINGS PER SHARE
                      AND FULLY DILUTED EARNINGS PER SHARE



Computation for Statements of Income:                       1993               1992             1991
- --------------------------------------                 ------------------------------------------------
Per statements of income (Thousands):
  Net income                                               $120,665          $89,165          $73,022
                                                       ================================================

Per statements of income:
  Weighted average shares outstanding                    28,325,005       27,971,865       27,761,007
                                                       ================================================

Primary earnings per share (a):
  Net income                                                  $4.26            $3.19            $2.63
                                                       ================================================

Additional Primary computation
- -------------------------------------
Adjustment to weighted average shares
  outstanding:
  Weighted average shares outstanding
    per primary computation above                        28,325,005       27,971,865       27,761,007
  Additional dilutive effect of outstanding
    options (as determined by the
    application of the treasury stock
    method)                                                 503,103          530,044          312,859
                                                       -----------------------------------------------
  Weighted average shares outstanding,
    as adjusted                                          28,828,108       28,501,909       28,073,866
                                                       ================================================

Primary earnings per share, as adjusted (b):
  Net income                                                  $4.19            $3.13            $2.60
                                                       ================================================

Additional Fully Diluted Computation
- --------------------------------------
Adjustment to weighted average shares
  outstanding:
  Weighted average shares outstanding
    per primary computation above                        28,828,108       28,501,909       28,073,866
  Additional dilutive effect of outstanding
    options (as determined by the application
    of the treasury stock method)                            11,970           36,751           41,914
                                                       -----------------------------------------------
  Weighted average shares outstanding,
    as adjusted                                          28,840,078       28,538,660       28,115,780
                                                       ===============================================

Fully diluted earnings per share, as adjusted (b):
  Net income                                                  $4.18            $3.12            $2.60
                                                       ===============================================


(a)  These figures agree with the related amounts in the statements of income.
(b) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.